Exhibit 4.3

EXAGEN INC.

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of July 12, 2019, by and among Exagen Inc., a Delaware corporation (the “Corporation”), and the persons listed on Schedule A hereto (the “Investors” and, each, an “Investor”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) are party to that certain Amended and Restated Stockholders Agreement of the Corporation dated January 2, 2019 (as amended, the “Prior Agreement”);

WHEREAS, in connection with the sale of shares of Series H Preferred Stock (as defined hereinafter) the Corporation has amended and restated its Certificate of Incorporation (as defined hereinafter) to reflect an exchange of all outstanding shares of Series G Preferred Stock (as defined hereinafter) for shares of Series H Preferred Stock on a dollar-for-dollar basis;

WHEREAS, certain of the Investors and the Corporation have entered into that certain Series H Preferred Stock Purchase Agreement dated the date hereof (the “Series H Purchase Agreement”), pursuant to which such Investors agreed to purchase from the Corporation, and the Corporation agreed to sell to such Investors, shares of Series H Preferred Stock (as defined hereinafter);

WHEREAS, the Prior Agreement permits the Corporation, the record or beneficial Investors owning at least 52% of the issued and outstanding shares of Series G Convertible Preferred Stock, par value $0.001 per share (the “Series G Preferred”), Series F Convertible Preferred Stock, par value $0.001 per share (the “Series F Preferred”), Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred”), Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred”), the Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred”), and the Series B-3 Convertible Preferred Stock, par value $0.001 per share (the “Series B-3 Preferred”), voting together as a single class, to amend the Prior Agreement; and

WHEREAS, as a condition to the consummation of the transactions contemplated by the Series H Purchase Agreement, the undersigned Investors, who are inter alia the record or beneficial Investors owning at least 52% of the shares of the Series G Preferred, Series F Preferred, Series E Preferred, Series D Preferred, Series C Preferred and Series B-3 Preferred, voting together as a single class, outstanding as of the date hereof, and the Corporation desire to amend and restate the Prior Agreement in its entirety as set forth herein, to provide for the future voting of the Investors’ shares of Capital Stock and to set forth their respective rights and obligations relating to certain transfers of such shares, in each case as set forth herein with the intention that this Agreement shall become effective concurrently with the Closing (as defined in the Series H Purchase Agreement).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Adversely Affected Investor” shall have the meaning set forth in Section 10.4.

“Affiliate” shall mean, with respect to any Investor, any person or entity controlling, controlled by or under common control with such Investor, and (i) with respect to vSpring SBIC, L.P., shall include any affiliate of vSpring Capital, LLC, (ii) with respect to Wasatch Venture Fund III, L.L.C., shall include any venture capital fund managed by the general partners of Wasatch Venture Fund III, L.L.C., (iii) with respect to NMSIC Co-Investment Fund, L.P., shall include any affiliate of Sun Mountain Capital Partners, LLC, (iv) with respect to PCM/Exagen, L.P., shall include Hunt Holdings L.P., and (v) with respect to Tullis-Dickerson Capital Focus III, L.P., shall include any pooled investment vehicle managed by Tullis Health Investors of FL, LLC, and any of its affiliates.

“Agreement” shall mean this Amended and Restated Stockholders’ Agreement, as the same may be amended from time to time.

“Approved Action” shall have the meaning set forth in Section 10.1.

“Board” shall mean the Board of Directors of the Corporation.

“Capital Stock” shall mean the Common Stock and Preferred Stock. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended from time to time.

“Closing” shall have the meaning set forth in the Series H Purchase Agreement.

“Common Director” shall have the meaning set forth in Section 4.1.(a)(ii).

“Common Stock” shall mean the Corporation’s common stock, $0.001 par value per share.

“Corporation Notice” means written notice from the Corporation notifying the Transferring Investors and each Investor that the Corporation intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

“Corporation” shall mean Exagen Inc., a Delaware corporation, its successors and assigns.

“Deemed Liquidation Event” shall have the meaning set forth in Section 5.1.

“Electing Investor” shall have the meaning set forth in Section 2.2.

“Excluded Securities” shall mean Common Stock issued or issuable (a) pursuant to the Series H Purchase Agreement, (b) upon conversion of the Preferred Stock, (c) to officers, directors or employees of, or consultants to, the Corporation pursuant to any stock option, incentive, bonus or compensation program approved by the Board or such other arrangements, contracts, or plans as are recommended by management and approved by the Board, (d) by way of dividend or other distribution on shares of Preferred Stock or by way of distribution on shares of Common Stock or Preferred Stock pursuant to stock splits, recapitalizations and similar transactions, (e) upon exercise of warrants to purchase shares of Preferred Stock or Common Stock, (f) in a transaction with respect to which the Requisite Majority (as defined below) have waived their rights under Section 2 hereof, (g) in connection with a business acquisition of or by the Corporation approved by the Board, (h) pursuant to equipment lease financings or bank credit arrangements approved by the Board, (i) for charitable purposes approved by the Board, (j) as part of a corporate partnering transaction approved by the Board or (k) shares of Common Stock issued or issuable in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, before which or in connection with which all outstanding shares of Preferred Stock will be automatically converted into Common Stock pursuant to the terms of the Certificate.

“Existing Investors” shall have the meaning set forth in the Recitals.

“Financing Securities” shall have the meaning set forth in Section 2.1.

“H.I.G.” shall mean H.I.G. Bio-Exagen, L.P. and affiliates thereof.

“H.I.G. Director” shall have the meaning set forth in Section 4.1(a)(i)(D).

“Independent Director” shall have the meaning set forth in Section 4.1.(a)(iii).

“Investor” shall have the meaning set forth in the preamble.

“Investor Notice” means written notice from any Investor notifying the Corporation and the Transferring Investor(s) that the Investor providing notice intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Transfer.

“Major Investor” and “Major Investors” shall have the meaning set forth in Section 2.1.

“Non-electing Investor” shall have the meaning set forth in Section 2.2.

“Notice of Acceptance” shall have the meaning set forth in Section 2.2.

“Offer” shall have the meaning set forth in Section 2.1.

“Option” shall mean any security convertible into, or exchangeable or exercisable for, shares of Common Stock.

“PCM/Hunt” shall have the meaning set forth in Section 4.1.(a)(i)(C).

“PCM/Hunt Director” shall have the meaning set forth in Section 4.1.(a)(i)(C).

“Preferred Stock” shall mean the Series A-3 Preferred, the Series B-3 Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred, the Series G Preferred and the Series H Preferred.

“Proposed Sale” shall have the meaning set forth in Section 5.3.

“Proposed Transfer” shall mean any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock proposed by any Investor.

“Proposed Transfer Notice” shall mean written notice from an Investor setting forth the terms and conditions of a Proposed Transfer.

“Prospective Transferee” means any person to whom an Investor proposes to make a Proposed Transfer.

“pro rata share” shall have the meaning set forth in Section 2.1.

“Registrable Securities” shall mean (i) all shares of Common Stock issued or issuable upon conversion of the Preferred Stock, (ii) all shares of Common Stock issued or issuable upon exercise, conversion or exchange of any warrants or other securities exercisable, convertible or exchangeable for shares of Common Stock, and (iii) all shares of Common Stock issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities; provided, however, that shares of Common Stock which are Registrable Securities shall cease to be Registrable Securities at such time, and for so long as, such shares are eligible for sale pursuant to Rule 144 under the Securities Act (as defined hereinunder) or a similar exemption under the Securities Act is available for the sale of all of such Investor’s shares without registration and the Corporation shall have delivered to the Investor an opinion of counsel to such effect which opinion and counsel shall be reasonably satisfactory to the Investor.

“Requisite Party” shall be any of H.I.G., Sun Mountain (as defined below), Tullis (as defined below) or PCM/Hunt, each for so long as it holds at least fifty percent (50%) of the shares of Preferred Stock that such party and its Affiliates held as of the date hereof.

“Requisite Majority” shall mean (A) for so long as H.I.G. is a Requisite Party and three other Requisite Parties exist, either (i) any three Requisite Parties or (ii) H.I.G. and any other single Requisite Party, (B) for so long as H.I.G. is a Requisite Party and two other Requisite Parties exist, H.I.G. and any other single Requisite Party, (C) for so long as H.I.G. is a Requisite Party and one or no other Requisite Party exists, H.I.G., (D) if H.I.G. is not a Requisite Party, the majority of shares of Preferred Stock then held by the Requisite Parties, or (E) if no Requisite Party exists, Investors holding at least a majority of the shares of Senior Preferred (as defined below) then outstanding.

“Remaining Securities” shall have the meaning set forth in Section 2.3.

“Right of Co-Sale” shall mean the right, but not an obligation, of an Investor to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Corporation, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer by an Investor, on the terms and conditions specified in the Proposed Transfer Notice.

“ROFR/Co-Sale Investor” shall have the meaning set forth in Section 3.1.

“Sale of the Corporation” shall have the meaning set forth in Section 5.1.

“Secondary Refusal Right” means the right, but not an obligation, of each ROFR/Co-Sale Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all ROFR/Co-Sale Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Investors” shall have the meaning set forth in Section 5.2.

“Senior Preferred” shall mean the Series H Preferred, Series F Preferred, Series E Preferred, Series D Preferred, Series C Preferred and the Series B-3 Preferred.

“Senior Preferred Directors” shall have the meaning set forth in Section 4.1.(a)(i).

“Series A-3 Preferred” shall mean the Corporation’s Series A-3 Preferred Stock, $0.001 par value per share.

“Series B-3 Preferred” shall have the meaning set forth in the Recitals.

“Series C Preferred” shall have the meaning set forth in the Recitals.

“Series D Preferred” shall have the meaning set forth in the Recitals.

“Series E Preferred” shall have the meaning set forth in the Recitals.

“Series F Preferred” shall have the meaning set forth in the Recitals.

“Series G Preferred” shall have the meaning set forth in the Recitals.

“Series H Preferred” shall mean the Corporation’s Series H Convertible Preferred Stock, par value $0.001 per share.

“Series H Purchase Agreement” shall have the meaning set forth in the Recitals.

“Stock Sale” shall have the meaning set forth in Section 5.1.

“Sun Mountain” shall have the meaning set forth in Section 4.1.(a)(i)(A).

“Sun Mountain Director” shall have the meaning set forth in Section 4.1.(a)(i)(A).

“Transferring Investor” shall have the meaning set forth in Section 3.1.

“Transfer Stock” shall mean, with respect to any Investor, any of the following that is now owned or that is hereinafter acquired: (i) any Common Stock, Preferred Stock or other class or series of capital stock of the Corporation; (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other class or series of capital stock of the Corporation; (iii) any security carrying any warrant or right to subscribe for or purchase shares of any class or series of capital stock of the Corporation; and (iv) any warrant, note, right, option or other derivative security which provides the right to subscribe for or purchase any stock or securities of the types listed in any of clauses (i), (ii), or (iii) above.

“Tullis” shall have the meaning set forth in Section 4.1.(a)(i)(B).

“Tullis Director” shall have the meaning set forth in Section 4.1.(a)(i)(B).

“Vote” shall have the meaning set forth in Section 4.1.

“Voting Securities” shall mean, with respect to an Investor, (i) all Transfer Stock and all other shares of capital stock and other securities of the Corporation now or hereafter owned of record, or beneficially, by such Investor, and (ii) all other Transfer Stock and other shares of capital stock and other securities over which the Investor has voting control.

SECTION 2. Preemptive Rights.

2.1. Except for Excluded Securities, the Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any shares of Common Stock, (ii) any other equity security of the Corporation, (iii) any debt security of the Corporation which by its terms is convertible into or exchangeable for, with or without consideration, any equity security of the Corporation, (iv) any security of the Corporation that is a combination of debt and equity or (v) any security convertible into, or exchangeable or exercisable for, shares of Common Stock, or warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the type described in clause (iii) or (iv) above of the Corporation (collectively, the “Financing

Securities”) unless in each case the Corporation shall have first offered to sell to each holder of Series H Preferred (each, a “Major Investor” and collectively, the “Major Investors”) its pro rata share of the Financing Securities, at a price and on such other terms as the Corporation proposes to offer such Financing Securities to other parties and which shall have been specified by the Corporation in writing (an “Offer”) delivered to the Major Investors, which Offer by its terms shall remain open and irrevocable for a period of fifteen (15) days from the date the Offer is received by the Major Investors (or, if later, within five (5) days after the giving of any written notice of a material change in such Offer). As used in this Section 2.1, a Major Investor’s “pro rata share” shall be that amount of the Financing Securities that equals (x) the aggregate amount of Financing Securities to be issued, sold or exchanged, multiplied by (y) a fraction, (A) the numerator of which is the number of shares of Common Stock issued or issuable upon the conversion of all shares of Preferred Stock held by such Major Investor immediately prior to the Offer and (B) the denominator of which is the number of shares of Common Stock issued or issuable upon the conversion of all shares of Preferred Stock held by all Major Investors immediately prior to the Offer. The Offer will specify (i) the aggregate amount of Financing Securities to be issued, sold or exchanged, (ii) the calculation of the Major Investor’s pro rata share and (iii) the number of shares, principal amount or the like of the Financing Securities which such Major Investor may purchase.

2.2. Notice of a Major Investor’s intention to accept, in whole or in part, an Offer shall be evidenced by a writing signed by the Major Investor and delivered to the Corporation at or prior to the end of the 15-day period commencing with the date the Offer is received by the Major Investor (or, if later, within 5 days after the giving of any written notice of a material change in such Offer), setting forth such portion (specifying the number of shares, principal amount or the like) of the Financing Securities as the Major Investor elects to purchase (the “Notice of Acceptance”). If a Major Investor elects to purchase its full pro rata share of Financing Securities (each, an “Electing Investor”), then such Electing Investor shall have a right of over-allotment such that if any other Major Investor fails to purchase its pro rata share (the “Non-electing Investor”), such Electing Investor may purchase, on a pro rata basis with other Electing Investors, the Non-electing Investor’s pro rata share.

2.3. The Corporation shall have 180 days from the expiration of the foregoing 15-day period to sell all or any part of such Financing Securities as to which a Notice of Acceptance has not been given by the Major Investors (the “Remaining Securities”) to any other persons or entities, but only upon terms and conditions in all material respects, including without limitation, per share price and interest rates, which are no more favorable, in the aggregate, to such other persons or entities or less favorable to the Corporation than those set forth in the Offer. Upon the closing of the sale to such other persons or entities of all or any part of the Remaining Securities, which shall include payment of the purchase price to the Corporation in accordance with the terms of the Offer, if the Major Investor has timely submitted a Notice of Acceptance, it shall purchase from the Corporation, and the Corporation shall sell to the Major Investor, the Financing Securities in respect of which a Notice of Acceptance was delivered to the Corporation by the Preferred Investor, at the terms specified in the Offer. The purchase by the Major Investor of any Financing Securities is subject in all cases to the preparation, execution and delivery by the Corporation and the Major Investor of a purchase agreement and other customary documentation relating to such Financing Securities as is reasonably satisfactory in form and substance to the Preferred Investor and its counsel.

2.4. After the expiration of the 180-day period referred to in Section 2.3, any Financing Securities not purchased by the Major Investors or by a person or entity in accordance with Section 2.3 may not be sold or otherwise disposed of until they are again offered to the Major Investors under the procedures specified in Sections 2.1, 2.2 and 2.3 hereof.

2.5. Each Major Investor may assign its rights under this Section 2 to its Affiliates.

SECTION 3. Right of Co-Sale.

3.1. If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Section 6 below and thereafter is to be sold to a Prospective Transferee, each Investor which proposes to engage in a Proposed Transfer, (“Transferring Investor”) shall provide to each Investor who owns Series H Preferred, Series F Preferred, Series E Preferred, Series D Preferred or Series C Preferred (each, a “ROFR/Co-Sale Investor”) a Proposed Transfer Notice. Each ROFR/Co-Sale Investor may elect to exercise its Right of Co-Sale and participate in the Proposed Transfer on a pro rata basis as set forth below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if the Proposed Transfer is a transfer of Common Stock and a ROFR/Co-Sale Investor wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock). Each ROFR/Co-Sale Investor who desires to exercise its Right of Co-Sale must give the Transferring Investor written notice to that effect within fifteen (15) days after receipt of the Proposed Transfer Notice, and upon giving such notice, such Investor shall be deemed to have effectively exercised the Right of Co-Sale.

3.2. Each ROFR/Co-Sale Investor who timely exercises such ROFR/Co-Sale Investor’s Right of Co-Sale by delivering the written notice provided for above in Section 3.1 may include in the Proposed Transfer all or any part of such ROFR/Co-Sale Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Capital Stock subject to the Proposed Transfer by (ii) a fraction, (A) the numerator of which is the number of shares of Common Stock issued or issuable upon the conversion of all shares of Preferred Stock held by such ROFR/Co-Sale Investor immediately before consummation of the Proposed Transfer and (B) the denominator of which is the total number of shares of Common Stock issued or issuable upon the conversion of all shares of Preferred Stock held by all ROFR/Co-Sale Investors immediately before consummation of the Proposed Transfer, plus the number of shares of Common Stock and shares of Common Stock issuable upon the conversion of all shares of Preferred Stock held by the Transferring Investor immediately before consummation of the Proposed Transfer. To the extent one or more ROFR/Co-Sale Investors exercise a Right of Co-Sale, the number of shares of Capital Stock that the Transferring Investor may sell in the Proposed Transfer shall be correspondingly reduced.

3.3. Each ROFR/Co-Sale Investor who timely exercises its Right of Co-Sale shall deliver to the Transferring Investor, no later than fifteen (15) days after such ROFR/Co-Sale Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the prospective transferee, representing the number of shares of Common Stock that such ROFR/Co-Sale Investor elects to include in the Proposed Transfer or the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such ROFR/Co-Sale Investor elects to include in the Proposed Transfer; provided, however, that if the prospective transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such ROFR/Co-Sale Investor shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above. The Corporation agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the prospective transferee.

3.4. Each stock certificate that a ROFR/Co-Sale Investor delivers to the Transferring Investor pursuant to this Section 3 will be transferred to the prospective transferee against payment therefor in consummation of the sale thereof pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the Transferring Investor shall concurrently therewith remit or direct payment to each ROFR/Co-Sale Investor of the portion of the sale proceeds to which such ROFR/Co-Sale Investor is entitled by reason of its participation in such sale. If any prospective transferee refuses to purchase securities subject to the Right of Co-Sale from any ROFR/Co-Sale Investor exercising its Right of Co-Sale hereunder, none of the ROFR/Co-Sale Investors or the Transferring Investor may sell any Capital Stock to such prospective transferee unless and until, simultaneously with such sale, such Transferring Investor purchases all Capital Stock subject to the Right of Co-Sale from the ROFR/Co-Sale Investor exercising its Right of Co-Sale on the same terms and conditions as set forth in the Proposed Transfer Notice.

3.5. If any Proposed Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice, the Transferring Investor(s) proposing the Proposed Transfer may not sell any Capital Stock unless they first comply in full with each provision of this Section 3. The exercise or election not to exercise any right by a ROFR/Co-Sale Investor hereunder shall not adversely affect such ROFR/Co-Sale Investor’s right to participate in any other sales of Capital Stock subject to Section 3.

SECTION 4. Board of Directors.

4.1. Composition. Each Investor shall hold all Voting Securities subject to, and shall vote or consent pursuant to an action by written consent of the stockholders of the Corporation (“Vote”) such Voting Securities in accordance with, the provisions of this Agreement.

(a) Election of Directors.

(i) Senior Preferred Directors. On all matters relating to the election of the class of directors designated in the Certificate as being elected only by the holders of Senior Preferred, the Investors holding Senior Preferred, acting together as a single class, shall Vote all of their respective Voting Securities so as to elect as a member of the Board four (4) individuals (the “Senior Preferred Directors”) nominated as follows:

(A) For so long as NMSIC Co-Investment Fund, L.P. or Affiliates thereof (“Sun Mountain”) owns any shares of Senior Preferred, one (1) director designated by Sun Mountain (the “Sun Mountain Director”). The Sun Mountain Director shall initially be Brian Birk.

(B) For so long as Tullis-Dickerson Capital Focus III, L.P. or Affiliates thereof (“Tullis”) owns any shares of Senior Preferred, one (1) director designated by Tullis (the “Tullis Director”). The Tullis Director shall initially be James L.L. Tullis.

(C) For so long as PCM/Exagen, L.P. or Affiliates thereof (“PCM/Hunt”) owns any shares of Senior Preferred, one (1) director designated by PCM/Hunt (the “PCM/Hunt Director”). The PCM/Hunt Director shall initially be Ebetuel Pallares.

(D) For so long as H.I.G. BioHealth Partners, LLC or Affiliates thereof (“H.I.G.”) owns any shares of Senior Preferred, one (1) director designated by H.I.G. (the “H.I.G. Director”). The H.I.G. Director shall initially be Bruce Robertson.

(E) If any or all of Sun Mountain, PCM/Hunt, Tullis or H.I.G. is no longer entitled to designate its director, as applicable, then the director(s) to be elected by the holders of the issued and outstanding shares of Senior Preferred in lieu of such director shall be reasonably acceptable to the Requisite Majority.

(ii) Common Director. On all matters relating to the election of the class of directors designated in the Certificate as being elected only by the holders of Common Stock, the Investors holding Common Stock shall Vote all of their respective Voting Securities so as to elect one (1) director who shall be the Corporation’s then-current Chief Executive Officer (the “Common Director”). The Common Director initially shall be Ron Rocca.

(iii) Independent Directors. On all matters relating to the election of members of the Board other than the Senior Preferred Directors and the Common Director, the Investors shall Vote all of their respective Voting Securities so as to elect two (2) directors nominated by the Requisite Majority, who shall be independent and not Affiliates of the Corporation or any Investor and who shall have industry experience (each an “Independent Director,” or together the “Independent Directors”). The Independent Directors shall initially be Jeffrey Thomas Elliott and Tina Nova.

(iv) Additional Director. On all matters relating to the election of members of the Board other than the Senior Preferred Directors, the Common Director and the Independent Directors, the Investors agree to Vote all of their respective Voting Securities so as to elect one (1) director designated by the Requisite Majority (the “Additional Director”), who shall initially be Chet Burrell.

The obligation to Vote shares in accordance with this Section 4 shall be specifically applicable to and enforceable against any transferees of the parties hereto.

(b) Vacancies; Removal. Each of the directors elected pursuant to Section 4 shall hold office, subject to his or her resignation or earlier removal from the Board in accordance with the following sentence, in accordance with the Certificate, the Bylaws of the Corporation and applicable law, until his or her successors shall have been elected and shall have been duly qualified. No Investor shall vote to remove any director elected pursuant to this Section 4, or to fill any vacancy created by the resignation or removal of a director elected pursuant to this Section 4, unless such action shall have been approved by the Investors entitled to nominate and elect such director in accordance with the provisions of the Certificate and this Section 4.

(c) Meetings. The Board shall hold meetings no less frequently than quarterly as determined by a majority of the Board.

(d) Committees of the Board. The Corporation shall establish and maintain a compensation committee and an audit committee and may also form an executive committee or any other special committee of the Board. Each of such committees shall have at least two (2) of the Senior Preferred Directors as a member of such committees and each Senior Preferred Director shall have the right but not the obligation to be a member of any such committees, in each case subject to compliance with applicable laws, including applicable securities laws and Commission rules.

(e) Insurance. The Corporation shall obtain and maintain directors’ and officers’ liability insurance in reasonable amounts (as determined by the Board which shall include at least three (3) Senior Preferred Directors) from established and reputable insurers.

(f) Size of Board. Each Investor shall take all actions, do all things and execute and deliver all documents, including, without limitation, approving an amendment to the Corporation’s Bylaws, and shall cause the Corporation to do the same, as may be necessary to ensure that the number of directors authorized and constituting the entire Board shall be eight (8), subject to increase or decrease in accordance with the terms of the Certificate and pursuant hereto.

(g) Observer Rights. As long as H.I.G. is a Requisite Party, the Corporation shall invite a representative of H.I.G. to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Corporation reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Corporation and its counsel, to protect highly confidential proprietary information or could result in a conflict of interest.

(h) No Liability. No Investor, nor any Affiliate thereof, shall have any liability as a result of nominating a person for election as a director, for any act or omission by such designated person in his or her capacity as a director of the Corporation, or as a result of voting for any such nominee in accordance with the provisions of this Agreement.

(i) Irrevocable Proxy. Each party to this Agreement hereby grants to a stockholder appointed by the Board, with full power of substitution, an irrevocable proxy with respect to the matters set forth herein, including, without limitation, the election of directors to the Board in accordance with Section 4.1(a) and Section 4.1(b) hereof, and hereby authorizes such proxy to represent and to Vote, if and only if the party (i) fails to Vote, or (ii) attempts to Vote, in a manner which is inconsistent with the terms of this Agreement, all of such party’s Voting Securities in favor of the election of directors to the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to the terms hereof.

SECTION 5. Drag-Along Right.

5.1. A “Sale of the Corporation” shall mean either (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Corporation shares representing more than fifty percent (50%) of the outstanding voting power of the Corporation (a “Stock Sale”) or (b) a transaction that is deemed to be a liquidation under Section 3.2 of the Certificate (a “Deemed Liquidation Event”).

5.2. In the event that (i) the Requisite Majority (the “Selling Investors”) and (ii) the Board approves a Sale of the Corporation in writing, specifying that this Section 5 shall apply to such transaction, then each Investor hereby agrees:

(a) if such transaction requires stockholder approval, with respect to all Capital Stock that such Investor owns or over which such Investor exercises voting power, to vote, in person, by proxy, or by written consent, all Capital Stock in favor of, and adopt, such Sale of the Corporation (together with any related amendment to the Certificate required in order implement such Sale of the Corporation) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Corporation to consummate such Sale of the Corporation;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Corporation beneficially held by such Investor as is being sold by the Selling Investors to the person to whom the Selling Investors propose to sell their Capital Stock, and, except as permitted in Section 5.2(c) below, on the same terms and conditions as the Selling Investors;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Corporation as shall reasonably be requested by the Corporation or the Selling Investors in order to carry out the terms and provisions of this Section 5, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Capital Stock owned by such Investor or Affiliate in a voting trust or subject any Capital Stock to any arrangement or agreement with respect to the voting of such Capital Stock, unless specifically requested to do so by the acquiror in connection with the Sale of the Corporation;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Corporation; and

(f) if the consideration to be paid in exchange for the Capital Stock pursuant to this Section 5 includes any securities and due receipt thereof by any Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Investor of any information other than information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Corporation may cause to be paid to any such Investor in lieu thereof, against surrender of the Capital Stock which would have otherwise been sold by such Investor, an amount in cash equal to the fair value (as determined in good faith by the Corporation) of the securities which such Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Capital Stock.

5.3. Notwithstanding the foregoing, an Investor will not be required to comply with Section 5.2.(b) above in connection with any proposed Sale of the Corporation (the “Proposed Sale”) unless:

(a) any representations and warranties to be made by such Investor in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Capital Stock, including but not limited to representations and warranties that (a) the Investor holds all right, title and interest in and to the Capital Stock such Investor purports to hold, free and clear of all liens and encumbrances, (b) the obligations of the Investor in connection with the transaction have been duly authorized, if applicable, (c) the documents to be entered into by the Investor have been duly executed by the Investor and delivered to the acquirer and are enforceable against the Investor in accordance with their respective terms and (d) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Investor’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b) the Investor is not required to agree (unless such Investor is an officer or employee of the Corporation) to any covenant not to compete or exclusivity covenant in connection with the Proposed Sale);

(c) the Investor shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Corporation (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Corporation as well as breach by any Investor of any of identical representations, warranties and covenants provided by all Investors);

(d) the liability for indemnification, if any, of such Investor in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Corporation or its Investors in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Corporation as well as breach by any Investor of any of identical representations, warranties and covenants provided by all Investors), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Investor in connection with such Proposed Sale;

(e) liability shall be limited to such Investor’s applicable share (determined based on the respective proceeds payable to each Investor in connection with such Proposed Sale in accordance with the provisions of the Certificate) of a negotiated aggregate indemnification amount that applies equally to all Investors but that in no event exceeds the amount of consideration otherwise payable to such Investor in connection with such Proposed Sale, except with respect to claims related to fraud by such Investor, the liability for which need not be limited as to such Investor;

(f) upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Corporation’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Certificate in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for an Investor’s Capital Stock pursuant to this 5.2.(e) includes any securities and due receipt thereof by any Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Corporation may cause to be paid to any such Investor in lieu thereof, against surrender of the Investor’s Capital Stock which would have otherwise been sold by such Investor, an amount in cash equal to the fair value (as determined in good faith by the Corporation) of the securities which such Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Investor’s Capital Stock; and

(g) subject to the immediately preceding paragraph, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Corporation are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 5.2.(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Corporation’s Investors.

5.4. Proxy. Each Investor hereby grants to the Selling Investors (i) an irrevocable proxy, coupled with an interest, to Vote all Voting Securities owned by such Investor, and (ii) an irrevocable power of attorney, which is coupled with an interest, to take such other actions, in each case to the extent necessary to carry out the provisions of this Section 5 in the event of any breach by such Investor of its obligations hereunder.

SECTION 6. Right of First Refusal.

6.1. Grant. Subject to the terms of Section 7 below, each Investor hereby unconditionally and irrevocably grants to the Corporation a Right of First Refusal to purchase all or any portion of Transfer Stock that such Transferring Investor may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

6.2. Notice. Each Investor proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Corporation and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the identity of the prospective transferee and the intended date of the Proposed Transfer. To exercise its Right of First Refusal under this Section 6, the Corporation must deliver a Corporation Notice to the Transferring Investor and the Investors within fifteen (15) days after delivery of the Proposed Transfer Notice specifying the number of shares of Transfer Stock to be purchased by the Corporation. In the event of a conflict between this Agreement and any other agreement that may have been entered into by an Investor with the Corporation that contains a preexisting right of first refusal, the Corporation and the Investor acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 6.1 and this Subsection 6.2.

6.3. Grant of Secondary Refusal Right to Investors. Subject to the terms of Section 7 below, each Investor hereby unconditionally and irrevocably grants to the ROFR/Co-Sale Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Corporation pursuant to the Right of First Refusal, as provided in this Subsection 6.3. If the Corporation does not provide the Corporation Notice exercising its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Transfer, the Corporation must deliver a Secondary Notice to the Transferring Investor and to each other ROFR/Co-Sale Investor to that effect no later than fifteen (15) days after the Transferring Investor delivers the Proposed Transfer Notice to the Corporation. To exercise its Secondary Refusal Right, a ROFR/Co-Sale Investor must deliver an Investor Notice to the Transferring Investor and the Corporation within ten (10) days after the Corporation’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

6.4. Undersubscription of Transfer Stock. If options to purchase have been exercised by the Corporation and the ROFR/Co-Sale Investors pursuant to Subsections 6.2 and 6.3 with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Subsection 6.3 (the “Investor Notice Period”), then the Corporation shall, within five (5) days after the expiration of the Investor Notice Period, send written notice (the “Corporation Undersubscription Notice”) to those ROFR/Co-Sale Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Subsection 6.4, have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the Transferring Investor and the Corporation within ten (10) days after the expiration of the Investor Notice Period. In the event there are two (2) or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 6.4 shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Corporation Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Corporation shall reasonably promptly notify all of the Exercising Investors and the Transferring Investor of that fact.

6.5. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Corporation and the ROFR/Co-Sale Investors have agreed to purchase in the Corporation Notice, Investor Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Corporation and the ROFR/Co-Sale Investors shall be deemed to have forfeited any right to purchase such Transfer Stock, and the Transferring Investor shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Sections 3 and Subsection 10.13; (ii) any future Proposed Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 6; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Corporation and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

6.6. Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Corporation Notice. If the Corporation or any ROFR/Co-Sale Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Corporation or such ROFR/Co-Sale Investor may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Corporation Notice. The closing of the purchase of Transfer Stock by the Corporation and the ROFR/Co-Sale Investors shall take place, and all payments from the Corporation and the ROFR/Co-Sale Investors shall have been delivered to the Transferring Investor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

SECTION 7. Exempt Transfers.

7.1. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 3 and 6 shall not apply (a) in the case of an Investor that is an entity, upon a transfer by such Investor to its Affiliates, stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from an Investor by the Corporation at a price no greater than that originally paid by such Investor for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, or (c) in the case of an Investor that is a natural person, upon a transfer of Transfer Stock by such Investor made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Investor (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by unanimous consent of the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Investor or any such family members, or (in the case of an Investor that is a trust) solely to any beneficiary of such trust, any family members of any such beneficiary or any other trust established solely for the benefit of any such beneficiary or family member thereof; or (d) to the sale by the Investor of up to 1% of the Transfer Stock held by such Investor as of the date that such Investor first became party to this Agreement; provided that in the case of clause(s) (a), (c), or (d), such Investor shall deliver prior written notice to the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as an Investor (but only with respect to the securities so transferred to the transferee), including the obligations of an Investor with respect to Proposed Transfers of such Transfer Stock pursuant to Sections 3 and 6; and provided further in the case of any transfer pursuant to clause (a) or (c) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

7.2. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 6 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act; or (b) pursuant to a Deemed Liquidation Event.

7.3. Notwithstanding the foregoing, no Investor shall transfer any Transfer Stock to (a) any entity which, in the determination of the Board, directly or indirectly competes with the Corporation; or (b) any customer, distributor or supplier of the Corporation, if the Board should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Corporation at a competitive disadvantage with respect to such customer, distributor or supplier.

SECTION 8. “Market Stand-Off” Agreement.

8.1. Each Investor hereby agrees that, for a period of duration specified by the Corporation and an underwriter of common stock or other securities of the Corporation (such period not to exceed 180 days) following the effective date of the first registration statement of the Corporation filed under the Securities Act, which covers securities to be sold on the Corporation’s behalf to the public in an underwritten offering, it shall not, to the extent requested by the Corporation and its underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Corporation held by it at any time during such period except Registrable Securities included in such registration; provided, however, that such agreement shall not be required unless all officers and directors of the Corporation and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Corporation or the underwriters shall apply pro rata to all Investors subject to such agreements, based on the number of shares subject to such agreements, subject to customary exceptions. In order to enforce the foregoing covenant, the Corporation may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

SECTION 9. Reverse Stock Split.

9.1. If the Corporation does not complete a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act prior to December 31, 2019, the Corporation and the Investors each agree in good faith to take all actions necessary to effect a reverse stock split on terms and at a time reasonably acceptable to the Requisite Majority, including H.I.G., provided however that this Section 9.1 may be waived solely by the written consent of H.I.G.

SECTION 10. Miscellaneous.

10.1. Voting Agreement. In the event that the taking of any one or more of the actions listed in Article Fourth, Section 7 of the Certificate (an “Approved Action”) would require a separate vote by the holders of either of the Series A-3 Preferred or the Series B-3 Preferred under Section 242(b)(2) of the General Corporation Law of the State of Delaware, then, in such event, each holder of Series A-3 Preferred and Series B-3 Preferred, as applicable, hereby agrees, with respect to all shares of Series A-3 Preferred or Series B-3 Preferred over which he, she or it exercises voting or dispositive authority, to Vote all of such Series A-3 Preferred or Series B-3 Preferred in favor of the Approved Action if the holders of at least 50% of the then outstanding Senior Preferred, voting together as a single class, Vote to approve the taking of such Approved Action.

10.2. Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives; provided, however, that the rights of the Investors hereunder are only assignable to a assignee or transferee (i) who acquires all of the securities of the Corporation purchased by an Investor or at least ten percent (10%) of such class and series of securities or (ii) who is a partner or retired partner of a partnership, and it shall be a requirement of such transfer that such assignee shall then become a party to this Agreement.

10.3. Term. This Agreement shall terminate upon the earlier of (i) the closing of a firmly underwritten initial public offering pursuant to an effective registration statement under the Securities Act, or (ii) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) or a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

10.4. Waivers and Amendments. This Agreement may not be amended, modified or waived at any time, unless such amendment, modification or waiver is first approved in writing by (a) the Requisite Majority and (b) the Corporation; provided, however, that (i) if any amendment, modification or waiver would apply to an Investor (each, an “Adversely Affected Investor”) in a fashion different than how such amendment, modification or waiver applies to all Investors, then such amendment, modification or waiver shall not be effective as to such Adversely Affected Investor unless consented to by such Adversely Affected Investor, (ii) any amendment, modification or waiver of Section 4.1.(a)(i)(A), Section 4.1.(b) (insofar as it relates to the Sun Mountain Director), or of this clause (ii) shall require the approval of Sun Mountain if at the time of such amendment, modification or waiver, Sun Mountain is entitled to designate a Senior Preferred Director pursuant to Section 4.1.(a)(i)(A), (iii) any amendment, modification or waiver of Section 4.1.(a)(i)(B), Section 4.1.(b) (insofar as it relates to the Tullis Director), or of this clause (iii) shall require the approval of Tullis if at the time of such amendment, modification or waiver, Tullis is entitled to designate a Senior Preferred Director pursuant to Section 4.1.(a)(i)(B), (iv) any amendment, modification or waiver of Section 4.1.(a)(i)(C), Section 4.1.(b) (insofar as it relates to the PCM/Hunt Director) or of this clause (iv) shall require the approval of PCM/Hunt if at the time of such amendment, modification or waiver, PCM/Hunt is entitled to designate a Senior Preferred Director pursuant to Section 4.1.(a)(i)(C), (v) any amendment, modification or waiver of Section 4.1(a)(i)(D), Section 4.1(b) (insofar as it relates to the H.I.G. Director), Section 4.1(g), or of this clause (v) shall require the approval of H.I.G. if at the time of such amendment, modification or waiver, H.I.G. is entitled to designate a Senior Preferred Director pursuant to Section 4.1(a)(i)(D), or (v) any amendment, modification or waiver of Section 4.1(a)(iii), Section 4.1(a)(iv), Section 4.1(b) (in so far as it relates to an Independent Director or the Additional Director) or of this clause (v) shall require the consent of the Requisite Majority. Any amendment, modification or waiver so effected shall be binding upon the Corporation, each of the parties hereto and any assignee of any such party. In addition, the Corporation may waive performance of any obligation owing to it, as to some or all of the Investors, or agree to accept alternatives to such performance, without obtaining the consent of any Investor. No waiver of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

10.5. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regards to conflict of laws principles. Each of the Corporation and the Investors: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.

10.6. Effectiveness; Entire Agreement; Waiver of Preemptive Rights. This Agreement shall become effective concurrently with the consummation of the purchase and sale of the Series H Preferred under the Series H Purchase Agreement at the Closing. This Agreement and the other documents delivered in connection herewith constitute the full and entire understanding of the parties with regard to the subjects hereof and thereof. Upon execution of this Agreement by the Corporation, Burrell Diversified Investments, LLC, and the Existing Investors owning at least 52% of the issued and outstanding shares of Series G Preferred, Series F Preferred, Series E Preferred, Series D Preferred, Series C Preferred and the Series B-3 Preferred, voting together as a single class, the Prior Agreement shall thereafter be of no further force and effect and is hereby amended in its entirety and restated herein, and all provisions of rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect including, without limitation, all preemptive rights or rights of first offer and any notice period associated therewith otherwise applicable to the transactions contemplated by the Series H Purchase Agreement.

10.7. Notices, etc. All notices and other communications required or permitted hereunder (each, a “Notice”) shall be in writing and shall be delivered by overnight courier service or mailed by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed (a) if to an Investor, at such party’s address as set forth in the Corporation’s records, or at such other address as such party shall have furnished to the Corporation in writing or (b) if to the Corporation, to it at the address set forth on the Corporation’s signature page hereto or other address as the Corporation shall have furnished to the Investor in writing. All Notices shall be deemed effectively given: (x) upon personal delivery to the party to be notified, (y) three (3) days after having been sent by first class mail, postage prepaid, certified or registered mail, return receipt requested and (z) one (1) day after deposit with an overnight courier service.

10.8. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.9. Title and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.10. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

10.11. Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.12. Aggregation of Stock. All shares of Preferred Stock and Common Stock of the Corporation held or acquired by affiliated entities or persons shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

10.13. Additional Investors. Notwithstanding anything to the contrary contained herein, if the Corporation shall issue additional shares of Preferred Stock from time to time, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” and a party hereunder.

10.14. Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, successors or assigns by reason of the failure of a party to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or such party’s heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement as of the date first above written.

CORPORATION:

EXAGEN INC.

By:	/s/ Ron Rocca
Name: Ron Rocca
Title: President and Chief Executive Officer

Address:	1261 Liberty Way, Suite C
Vista, CA 92081

[Signature Page to Amended and Restated Stockholders Agreement]

INVESTORS:

H.I.G. Bio-Exagen, L.P.

By:	/s/ Bruce Robertson
Name: Bruce Robertson
Title: Managing Director

Address:	1450 Brickell Avenue
31st Floor
Miami, FL 33131

With a copy (which shall not serve as notice) to:

Goodwin Procter LLP 100 Northern Ave
Boston, MA 02210
Attention: Arthur R. McGivern

[Signature Page to Amended and Restated Stockholders Agreement]

NMSIC CO-INVESTMENT FUND, L.P.
By: Sun Mountain Capital Partners LLC,its general partner

By:	/s/ Brian Birk
Brian Birk, Managing Partner

By:	/s/ Lee Rand
Lee Rand, Managing Member

NMSIC FOCUSED LLC
By: NMSIC Co-Investment Fund LP, its sole member
By: Sun Mountain Capital Partners LLC, its general partner

By:	/s/ Brian Birk
Brian Birk, Managing Partner

By:	/s/ Lee Rand
Lee Rand, Managing Member

[Signature Page to Amended and Restated Stockholders Agreement]

JAMES J. SCHWARZ and JEANETTE M. SCHWARZ, CO-TRUSTEES OF THE SCHWARZ TRUST

By:	/s/ James J. Schwarz
James J. Schwarz

[Signature Page to Amended and Restated Stockholders Agreement]

NEW TECH I, L.P.

By:	/s/ David Durgin
Name: David Durgin
Title: General Partner

[Signature Page to Amended and Restated Stockholders Agreement]

SOUTHWEST MEDICAL VENTURES, INC.

By:	/s/ Waneta C. Tuttle

Name:	Waneta C. Tuttle
Title:	President

[Signature Page to Amended and Restated Stockholders Agreement]

TULLIS-DICKERSON CAPITAL FOCUS III, L.P.
By: Tullis-Dickerson Partners III, L.L.C., its general partner

By:	/s/ James L.L. Tullis
Name: James L.L. Tullis
Title: Manager

TULLIS-GROWTH FUND, L.P.

By:	Tullis-Growth Partners, L.L.C., its general partner

By:	/s/ James L.L. Tullis
Name: James L.L. Tullis
Title: Manager

TULLIS-GROWTH FUND II, L.P.

By:	Tullis-Growth Partners II, L.L.C., its general partner

By:	/s/ James L.L. Tullis
Name: James L.L. Tullis
Title: Manager

/s/ James L.L. Tullis
JAMES L.L. TULLIS

[Signature Page to Amended and Restated Stockholders Agreement]

HUNT HOLDINGS LIMITED PARTNERSHIP
By:	HuntVest, LLC, its General Partner
By:	Hunt Guaranty Inc., its Sole Member

By:	/s/ Matthew D. Hunt
Matthew D. Hunt, Managing Partner

[Signature Page to Amended and Restated Stockholders Agreement]

PCM/EXAGEN, L.P.

By:	/s/ Ebetuel Pallares

Name:	Ebetuel Pallares
Title:	Managing Partner

[Signature Page to Amended and Restated Stockholders Agreement]

BURRELL DIVERSIFIED INVESTMENTS, LLC

By:	/s/ Daniel C. Burrell

Name:	Daniel C. Burrell
Title:	Operating Manager

[Signature Page to Amended and Restated Stockholders Agreement]

LINDA A. TULLIS

/s/ Linda A. Tullis
LINDA A. TULLIS, TRUSTEE OF HPS IRREVOCABLE TRUST #3 U/A DTD 7/6/93

[Signature Page to Amended and Restated Stockholders Agreement]

GERRIT JOHAN KREDIET

By:	/s/ Chris Krediet

Name:	Chris Krediet

[Signature Page to Amended and Restated Stockholders Agreement]

SCHEDULE A

INVESTORS

H.I.G. BioHealth Partners, LLC

Wasatch Venture Fund III, LP

Wasatch New Mexico Fund, LLC

vSpring SBIC, L.P.

vSpring, L.P.

vSpring Partners, L.P.

NMSIC Co-Investment Fund, L.P.

NMSIC Focused, LLC

James J. Schwarz and Jeanette M. Schwarz, Co-Trustees of the Schwarz Trust

New Tech I, L.P.

Pamela J. Sullivan and Thomas A. Tumolillo

Quatro Ventures, LLC

Ray Radosevich

Robert and Marcia Cates

Robert H. Nath

Southwest Medical Ventures, Inc.

Sheryl A. Johnson

John P. Alsobrook, II

Dale Olson

Mesa Verde Venture Partners, L.P.

PCM/Exagen, L.P.

Hunt Holdings L.P.

Tullis-Dickerson Capital Focus III, L.P.

Tullis-Growth Fund, L.P.

Tullis-Growth Fund II, L.P.

James L.L. Tullis

Linda A. Tullis

Linda A. Tullis Trustee of HPS Irrevocable Trust #3 U/A DTD 7/6/93

Berge K. Hagopian and Mary Ann Hagopian, Co-Trustees, Hagopian Family Trust UA DTD 03/25/88

Timothy M. Pennington and Melissa J. Pennington as Trustees of the Pennington Family

Endochoice, Inc.

Glenn Holdings, L.P.

Burrell Diversified Investments, LLC

Gerrit Johan Krediet

Samuel D. Riccitelli

Michael Walsh

A-1